CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 34 to the registration statement on Form N-1A (File No. 333-515) ("Registration Statement") of our reports dated August 9, 2000, August 10, 2000 and August 11, 2000, relating to the financial statements and financial highlights appearing in the June 30, 2000 Annual Reports of Putnam Equity Fund 98, Putnam International Growth and Income Fund and Putnam New Century Growth Fund (formerly Putnam Investment Fund 98), respectively, each a series of Putnam Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts
October 25, 2000